Exhibit 99.1

DOLLAR TREE, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2013

Fourth Quarter Highlights

•	Diluted earnings per share of $1.02

•	Consolidated sales of $2.23 billion

•	Comparable store sales increased 1.2%

CHESAPEAKE, Va. - February 26, 2014 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores selling everything for $1 or less, today reported results for the fourth quarter and fiscal year ended February 1, 2014 (“fourth quarter 2013” and “fiscal year 2013”).

Fourth Quarter Results
Consolidated net sales for the thirteen-week fourth quarter 2013 were $2.23 billion, compared to $2.25 billion reported for the quarter ended February 2, 2013 (“fourth quarter 2012”), which included fourteen weeks. Comparable store sales increased 1.2%, on top of a 2.4% increase for the fourth quarter 2012. Earnings per diluted share for the fourth quarter were $1.02, compared to the $1.01 earnings per diluted share reported for the fourth quarter 2012. As previously reported, fourth quarter and fiscal year 2012 results included one additional week, commensurate with the 53-week retail calendar, which accounted for approximately $125 million incremental sales and $0.08 additional earnings per diluted share.

“I am proud of the Company’s performance in the fourth quarter and full year 2013,” said Bob Sasser, Chief Executive Officer. “Dollar Tree delivered record earnings and our comparable-store sales grew, despite severe weather, a shorter Holiday selling period and a challenging economic environment. More customers are shopping Dollar Tree, responding to our incredible values and convenient shopping experience. Our inventories are fresh and our stores are full of exciting merchandise for the Spring season.”

Operating margin was 15.6% for the fourth quarter 2013 and 12.4% for the full year.

Cash and cash equivalents at quarter-end totaled $267.7 million, compared with $399.9 million at the end of the fourth quarter 2012. During the full fiscal year 2013, the Company invested $1.1 billion for share repurchases, including a $1 billion Accelerated Share Repurchase Program (ASR) entered into in September. The Company received 15.0 million shares under the ASR in 2013, all of which were delivered in the third quarter. The ASR is expected to be completed on or before June 2014. The Company has $1 billion remaining on its share repurchase authorization.

During the fourth quarter, Dollar Tree opened 51 stores, expanded or relocated 4 stores, and closed 12 stores. Retail selling square footage increased 6.9% compared to a year ago, to 43.2 million square feet.

Full Year Results
For fiscal year 2013, the Company’s consolidated net sales were $7.84 billion, compared with 2012 sales of $7.39 billion. Comparable store sales increased 2.4%, on top of a 3.4% increase last year. Diluted earnings per share were $2.72, compared to diluted earnings per share of $2.68 in 2012. As we have previously disclosed, in the third quarter 2012 we reported a one-time gain relating to the sale of the Company’s ownership interest in Ollie's Holdings, Inc. In addition, fiscal 2012 included 53 weeks, as compared with 52 weeks in fiscal 2013. Absent the impact of these two items, our earnings for fiscal 2012 would have been approximately $2.44 per diluted share.

Guidance
The Company estimates sales for the first quarter of 2014 to be in the range of $1.98 billion to $2.04 billion, based on low single-digit positive comparable-store sales and 6.7% square footage growth. Diluted earnings per share are expected to be in the range of $0.63 to $0.68.

For the full year, the Company estimates sales will range from $8.35 billion to $8.58 billion. This estimate is based on low single-digit positive comparable-store sales, and square footage growth of approximately 7.0% for the year. Fiscal year 2014 diluted earnings per share are expected to be in the range of $2.91 to $3.13. Our guidance assumes no impact from potential share repurchase activity in 2014, other than the expected completion of share deliveries related to the ASR .

Conference Call
On Wednesday, February 26, 2014, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EST. The telephone number for the call is 888-819-8018. A recorded version of the call will be available until midnight Wednesday, March 5, 2014 and may be accessed by dialing 888-203-1112. The access code is 8255736. A webcast of the call is accessible through Dollar Tree's website, www.dollartreeinfo.com/investors/news/events and will remain online until Wednesday, March 5.

Dollar Tree, a Fortune 500 Company, operated 4,992 stores across 48 U.S. states and 5 Canadian
Provinces as of February 1, 2014. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding the expected completion of the ASR, estimated consolidated net sales, comparable-store sales, and diluted earnings per share for the first quarter and full year 2014. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 15, 2013, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections in our Quarterly Report on Form 10-Q filed November 21, 2013 and in our other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid, 757-321-5284 www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 1,	February 2,	February 1,	February 2,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)

Net sales	$ 2,234.9	$ 2,245.8	$ 7,840.3	$ 7,394.5

Cost of sales	1,409.7	1,395.0	5,050.5	4,741.8

Gross profit	825.2	850.8	2,789.8	2,652.7
	36.9%	37.9%	35.6%	35.9%

Selling, general & administrative expenses	477.0	487.3	1,819.5	1,732.6
	21.3%	21.7%	23.2%	23.5%

Operating income	348.2	363.5	970.3	920.1
	15.6%	16.2%	12.4%	12.4%

Interest expense, net	8.9	0.4	15.4	2.8
Other (income) expense, net	0.2	0.2	0.6	(61.6)

Income before income taxes	339.1	362.9	954.3	978.9
	15.2%	16.2%	12.2%	13.2%

Income tax expense	126.1	134.3	357.6	359.6
Income tax rate	37.2%	37.0%	37.5%	36.7%

Net income	$ 213.0	$ 228.6	$ 596.7	$ 619.3
	9.5%	10.2%	7.6%	8.4%

Net earnings per share:
Basic	$ 1.02	$ 1.01	$ 2.74	$ 2.70
Weighted average number of shares	208.1	225.8	218.1	229.3

Diluted	$ 1.02	$ 1.01	$ 2.72	$ 2.68
Weighted average number of shares	209.3	227.1	219.1	230.7

The 53 weeks ended February 2, 2013 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)
(Unaudited)

	February 1,	February 2,
	2014	2013
	(unaudited)

Cash and cash equivalents	$ 267.7	$ 399.9
Merchandise inventories, net	1,035.3	971.7
Current deferred tax assets, net	18.9	22.5
Other current assets	56.6	79.4
Total current assets	1,378.5	1,473.5

Property and equipment, net	1,094.0	960.7
Goodwill	169.3	173.3
Deferred tax assets, net	24.1	28.3
Other assets, net	106.0	116.2

Total assets	$ 2,771.9	$ 2,752.0

Current portion of long-term debt	$ 12.8	$ 14.3
Accounts payable	393.9	346.5
Other current liabilities	232.3	235.8
Income taxes payable	47.3	79.6
Total current liabilities	686.3	676.2

Long-term debt, excluding current portion	757.0	257.0
Income taxes payable, long-term	5.5	5.6
Other liabilities	152.4	145.9

Total liabilities	1,601.2	1,084.7

Shareholders' equity	1,170.7	1,667.3

Total liabilities and shareholders' equity	$ 2,771.9	$ 2,752.0

STORE DATA:
Number of stores open at end of period	4,992	4,671
Total selling square footage (in millions)	43.2	40.5

The February 2, 2013 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)
	52 Weeks Ended	53 Weeks Ended
	February 1,	February 2,
	2014	2013
	(unaudited)

Cash flows from operating activities:
Net income	$596.7	$619.3
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	190.5	175.3
Gain on sale of investment in Ollie's Holdings, Inc.	—	(60.8)
Other non-cash adjustments to net income	47.6	31.9
Changes in operating assets and liabilities	(41.4)	(88.0)
Total adjustments	196.7	58.4
Net cash provided by operating activities	793.4	677.7

Cash flows from investing activities:
Capital expenditures	(330.1)	(312.2)
Proceeds from sale of investment in Ollie's Holdings, Inc.	—	62.3
Purchase of restricted investments	(8.8)	(11.0)
Proceeds from sale of restricted investments	15.0	—
Acquisition of favorable lease rights	(0.3)	—
Foreign currency gain (loss)	(0.1)	(0.4)
Net cash used in investing activities	(324.3)	(261.3)

Cash flows from financing activities:
Payments for share repurchases	(1,112.1)	(340.2)
Payments on long-term debt	(271.5)	(1.5)
Proceeds from long-term debt	770.0	7.0
Proceeds from stock issued pursuant to stock-based
compensation plans	6.0	10.0
Tax benefit of exercises/vesting of stock-based compensation	9.8	21.3
Net cash used in financing activities	(597.8)	(303.4)
Effect of exchange rate changes on cash and cash equivalents	(3.5)	(1.4)
Net increase (decrease) in cash and cash equivalents	(132.2)	111.6
Cash and cash equivalents at beginning of period	399.9	288.3
Cash and cash equivalents at end of period	$267.7	$399.9

The 53 weeks ended February 2, 2013 information was derived from the audited consolidated financial statements as of that date.